EXHIBIT 99.1

        CIPHERGEN APPOINTS STEVE LUNDY AS SENIOR VICE PRESIDENT OF SALES
                                  AND MARKETING

FREMONT, CALIF., MAY 15, 2007 - Ciphergen Biosystems, Inc. (Nasdaq: CIPH) today announced the appointment of Steve Lundy as Senior Vice President of Sales and Marketing. Mr. Lundy brings nearly 20 years of experience leading high growth sales and marketing initiatives in the diagnostics industry.

"Steve's impressive track record of successfully commercializing molecular diagnostic tests will be invaluable as we prepare for the launch and commercialization of several high-value tests," said Gail S. Page, President and CEO of Ciphergen. "His experience developing marketing strategies and building commercial teams will help us to grow our diagnostics business."

Mr. Lundy joins Ciphergen Biosystems from GeneOhm, a division of BD Diagnostics, where he served as Vice President of Sales and Marketing since 2003. BD acquired GeneOhm for $230 million in February 2006. While at GeneOhm, he successfully led the commercial launch of several novel molecular diagnostic assays including the first molecular test for Methicillin Resistant Staphylococcus Aureus (MRSA).. In addition he helped raise $30 million in venture capital. From 2002 to 2003, Mr. Lundy served as Vice President of Marketing for Esoterix, Inc., which was acquired by Laboratory Corporation of America, and led the commercial integration and re-branding of the numerous reference labs acquired by Esoterix. Prior to Esoterix, he was Marketing Director, Molecular Diagnostics and Critical Care Testing at Bayer Diagnostics Corporation and had marketing responsibility for a $100 million of business in the fastest growing business segments.

"I am excited to be joining Ciphergen at this critical phase in its development as we gear up for the launch of new products," said Mr.Lundy. "My experience in growing successful diagnostics businesses and bringing new assays to the marketplace will help Ciphergen achieve its mission of helping physicians diagnose, treat and improve outcomes for patients."

Mr. Lundy holds a B.S. in Education from the United States Air Force Academy.

His appointment to Senior Vice President of Sales and Marketing will be effective May 16, 2007.

ABOUT CIPHERGEN
Ciphergen Biosystems, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Ciphergen, along with its prestigious scientific collaborators, has ongoing diagnostic programs in oncology, cardiology and women's health with an initial focus in ovarian cancer. Based in Fremont, California, more information about Ciphergen can be found on the Web at http://www.ciphergen.com.
Forward Looking Statements

SAFE HARBOR STATEMENT
This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in Ciphergen's Form 10-K for the year ended Dec. 31, 2006, and in Ciphergen's periodic reports on Form 10-Q and Form 8-K. Ciphergen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

The scientific information discussed in this news release is preliminary and investigative. No forward-looking statement can be guaranteed and actual results may differ materially from those Ciphergen projects. Discovery or identification of new protein biomarkers cannot be guaranteed and movement beyond the clinical validation process to a test that successfully screens patients for ovarian cancer is uncertain; consequently, there can be no guarantee that the identification of potential diagnostic markers will be successful or be an appropriate basis for a commercially available diagnostic kit for screening ovarian cancer.



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Ciphergen Biosystems, Inc.
Sue Carruthers
Investor Relations
510 505 2233

WeissComm Partners
Lori Murray
Media
415 946 1070



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